Exhibit 11

PROMISSORY NOTE

$25,000	Orange County, California
June 28, 2011

FOR VALUE RECEIVED, the undersigned, Location Based Technologies, Inc., a Nevada corporation (referred to herein as the “Borrower” or “Company”), hereby unconditionally promises to pay to the order of Ronny Rusli, his endorsees, successors and assigns (the “Lender”), in lawful money of the United States, at _________________________________________ or such other address as the Lender may from time to time designate, the principal sum of Twenty Five Thousand Dollars ($25,000).

1.      Terms of Repayment and Conversion.  Principal of and interest on this Note shall be due in twelve (12) months from date of receiving the funds.

a.           Upon the execution and delivery of this Note, the Holder shall disburse to the Borrower the sum of $25,000, which is the principal amount. All amounts outstanding under this Note shall mature and become due and payable in full on June 27, 2012 (the "Maturity Date"), subject to any prior payment required by this Note.  This Note may not be prepaid in whole or in part at any time.

b.          At any time and from time to time this Note shall be convertible, in whole or in part, into shares of the Company’s Common Stock (“Conversion Shares”) at the option of the Holder.  The Holder shall effect conversions by delivering written notice to the Company specifying therein the principal amount of this Note to be converted.  The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted plus any accrued but unpaid interest thereon, by (y) the Conversion Price, where the “Conversion Price” shall equal $0.25. The Conversion Price shall be appropriately and equitably adjusted following any stock splits, stock dividends, spin-offs, distributions and similar events.  The Conversion Shares shall be duly and validly issued, fully paid and non-assessable and, following the applicable Rule 144 holding period, freely tradable.  The Holder shall receive the stock certificate(s) within five (5) business days following the date of conversion.  See Exhibit A.

2.      Interest Rate.  This Note shall accrue interest on the principal from the date of this Note until paid or converted at a rate of ten percent (10%) per annum (the “Interest Rate”).  All payments hereunder are to be applied first to the payment of accrued interest, and the remaining balance to the payment of principal.

3.     Events of Default.  This Note is subordinated in right of payment to all obligations of Company to Silicon Valley Bank now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Company of any bankruptcy, reorganization or similar proceeding, and all obligations in association with the Loan Documents (“Senior Debt”) currently in the amount of $1,000,000 (one million dollars).

If any of the events of default specified in this Section shall occur, Holder may, so long as such condition continues and within subordination rights, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company, this Note and any other obligations of the Borrower to the Lender, shall become due immediately, without demand or notice:

a.	Default in the payment of the principal or unpaid accrued interest of this Note when due and payable;
b.	Failure to issue Conversion Shares following a conversion hereunder; or
c.	Filing of bankruptcy proceedings involving the Company.

4.      Successors and Assigns: Assignment.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.  Nothing in this Note, express or implied, is intended to confer upon any party, other than the parties hereto and their successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided herein.  The Company may not assign this Note or any of the rights or obligations referenced herein without the prior written consent of Holder.

5.      Governing Law.  This agreement is entered into in Orange County, California, and shall be construed in accordance with and governed by the laws of the State of California applicable to contracts made and to be performed in California.  Further, the parties agree that venue shall rest solely and exclusively in Orange County, California, and any challenge or objection thereto is hereby waived.

6.      Notices.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the second business day if mailed by registered mail, return receipt requested, postage prepaid, and if addressed to the Company then at its principal place of business, or if addressed to the Holder, then the last known address on file with the Company.

If to the Company:	Location Based Technologies, Inc. 38 Discovery – 150 Irvine, CA 92618 Facsimile Number: (714) 200-0287 E-mail: dave@pocketfinder.com

If to Lender:	Ronny Rusli
_______________
_______________
Email:

or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties

7.           Heading; References.  The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

8.           Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto in respect of the terms of this Note by the Holder and by the Company, superseding all negotiations, prior discussions, prior written, implied and oral agreements, preliminary agreements and understandings with Company or any of its officers, employees or agents.

IN WITNESS WHEREOF, the Borrower has executed this Promissory Note as of the date first set forth above.

Borrower:

LOCATION BASED TECHNOLOGIES, INC.

By:____________________                                       By: __________________________
David M. Morse                                                      Joseph F. Scalisi
CEO & Chairman                                                      CDO & Co-President

Date: June 28, 2011                                                            Date:  June 28, 2011

Lender:

By: ______________________________________

Printed Name: Ronny Rusli

Date: June 28, 2011

Exhibit A

Notice of Conversion

The undersigned herby elects to convert $___________ of the principal and $____________ of the interest due on the Promissory Note issued by Location Based Technologies, Inc., on June 28, 2011 into shares of Common Stock of Location Based Technologies, Inc. according to the conditions set forth in such Note, as the date written below.

Date of Conversion: ____________________

Conversion Price: $_______

Shares To Be Delivered: ________________

Signature: ___________________________

Printed Name: _________________________ (the “Holder”)

Name on the Certificate (if different from above): _________________________

Mailing Address:               _______________________

______________________

______________________

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